Exhibit 23.1

KPMG LLP Suite 1500 550 South Hope Street Los Angeles, CA 90071-2629

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 29, 2024, with respect to the consolidated financial statements of Puma Biotechnology, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California
August 27, 2024